UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2011

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

SIGNATURES

Item 1.01	Entry into a Material Definitive Agreement.

On June 15, 2011, the Company entered into an Amended and Restated Loan Agreement with U. S. Bank N.A. and Bank of West (together the “Lenders”), which amends the terms of the Company’s existing credit facility with the Lenders.  Provided the Company remains in compliance with the terms of the new loan agreement as of June 30, 2012, the term of the facility will extend from June 30, 2012 to June 30, 2013.  The new agreement does not impose any obligation on the part of the Lenders to provide additional financing to the Company.  Substantially all of the assets of the Company, including its corporate headquarters, continue to collateralize the Company’s borrowings.

Under the terms of the new loan agreement, the Company is required to make monthly payments of principal in the amount of $200 thousand from August 2011 through June 2012, and if extended through October 2012, increasing to $300 thousand from November 2012 until the facility matures on June 30, 2013, at which time the remaining principal balance becomes due.

The new loan agreement provides that all outstanding balances under the facility bear interest at a base rate, which is equal to an applicable margin plus the daily Eurocurrency rate or an alternative base rate (as provided for in the agreement).  The current applicable margin is 5.80%, and increases to 7.50% (February 2012 through April 2012), 8.50% (May 2012 through October 2012) and 9.50% (November 2012 through June 30, 2013).  Upon an event of default, the interest rate under the facility will increase by 3%.  The Company’s interest rate swap agreement continues to remain effective following the Company’s entry into the new loan agreement, and applies to both the term loan and revolver.  As of June 15, 2011, the interest rate was 5.99% plus 3.80% effect of the interest rate swap for a total of 9.79%.

The new loan agreement requires the Company to apply 75% of its excess cash flow (as defined in the agreement) as of the end of each fiscal quarter beginning with the quarter ending July 31, 2011 towards the satisfaction of its obligations under the facility.  Additionally, the Company is required to apply 100% of the proceeds from certain transactions and other sources to the prepayment of its obligations under the facility, including the net cash proceeds from any sale of assets (other than sales of inventory in the ordinary course of business), financings, excess insurance proceeds from casualty events, condemnation awards, the receipt of specific assets, and other events as specified in the agreement.  In addition, the agreement prohibits capital expenditures for any use other than purchases of equipment for leasing to customers in the ordinary course of business, and limits the amount of capital expenditures that may be made by the Company.

The new loan agreement requires the Company to comply with various financial and non-financial covenants as well as customary events of default. The financial covenants include requirements that the Company maintain minimum quarterly profitability (as defined in the agreement), quarterly consolidated EBITDA, and cash flow leverage and fixed charge coverage ratios, which are measured monthly beginning October 31, 2011.  Additionally, the Company is required to maintain at least $750 thousand in liquidity at all times.

The non-financial covenants include restrictions on asset divestitures, liens, transactions with related parties, limitations on additional indebtedness, mergers, acquisitions and consolidations, cash dividends, issuance and redemptions of stock, investments, sale leaseback transactions, operations outside of submitted strategic plan, a change of control, as well as a requirement to continue to retain a consultant that is acceptable to both the Lenders and the Company.

In consideration for its entry into the new loan agreement, the Company is required to pay a closing fee in the amount of $736 thousand, fifty percent of which was due at closing.  The remaining half is due December 31, 2011, but will be waived upon satisfaction of certain financial conditions set forth in the loan agreement.  The agreement also required a payment of $1.0 million at closing, which was first applied to the portion of the closing fee due at closing and second to the outstanding principal balance of the term loan.   Following the closing of the new loan agreement and payment of the required payments on June 15, 2011, the aggregate outstanding principal balance under the credit facility was $23.9 million.

After giving consideration to the restructured payment schedule, the financial covenants and other requirements set forth in the new loan agreement, the Company expects that it will be required to make payments of approximately $9.5 million in the twelve-month period ending April 29, 2012, approximately $3.1 million in the twelve-month period ending April 28, 2013 and payments of approximately $13.0 million for the remaining term of the loan ending June 30, 2013.

The foregoing summary of the Amended and Restated Loan Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Amended and Restated Loan Agreement, which is attached as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 20, 2011, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC.

By: /s/ Andrew Robinson
Andrew Robinson
Senior Vice President & Chief Financial Officer

Dated:           June 21, 2011